Exhibit 99.1

news release

OMNICARE PROPOSES TO ACQUIRE PHARMERICA

FOR $15.00 PER SHARE IN CASH

Provides 37.2% Premium to PharMerica Stockholders

Transaction Valued at Approximately $716 Million

COVINGTON, Ky., August 23, 2011 — Omnicare, Inc. (NYSE:OCR) today announced that it has sent a letter to PharMerica Corporation (NYSE:PMC) proposing to purchase all of the outstanding shares of PharMerica common stock for $15.00 per share in cash. The transaction is valued at approximately $716 million, which includes PharMerica’s net debt.

Omnicare’s all-cash proposal represents a 37.2% premium over PharMerica’s closing stock price on August 22, 2011 and a 25.9% premium over the average closing price for the one-month period ended August 22, 2011.

“PharMerica represents an excellent strategic fit for Omnicare,” said John Figueroa, chief executive officer of Omnicare. “We believe this proposal presents a compelling opportunity for PharMerica stockholders to realize value for their shares not likely to be available in the market place or in other business combination opportunities. Bringing together our complementary businesses would enable the combined company to benefit from enhanced scale and operational efficiencies, and a broader array of service offerings. In addition, the proposed transaction is consistent with the country’s effort to lower overall healthcare costs and is expected to help our customers manage and respond to the ongoing industry cost pressures. Omnicare has a proven track record of integrating companies to maximize value for stockholders and to best serve its customers.”

“We look forward to PharMerica’s careful consideration of our proposal and an open dialogue with its Board of Directors to complete this transaction. We are surprised that PharMerica has declined our repeated efforts to engage in negotiations, particularly as it was PharMerica who first approached us regarding a transaction. Working together, we believe we can reach a mutually agreeable transaction in a quick and efficient manner that will benefit both companies and their respective stockholders and other constituencies. While it remains our strong preference to reach a negotiated agreement with PharMerica, should they continue to refuse to engage with us regarding this potential value-creating transaction, we plan to submit our proposal directly to PharMerica stockholders,” added Mr. Figueroa.

Omnicare believes that the complementary nature of the two companies will create a combined company that is uniquely positioned to generate substantial value for its stockholders and other constituencies. As a combined company, Omnicare and PharMerica will continue to offer the high-quality services that customers have come to expect. The combined company will be a recognized leader in generic utilization and other drug cost management programs and its customers, employees and other constituencies will benefit from:

•

High Quality Technology and Service Offerings. Omniview offers a range of innovative cost-saving solutions, including admissions preview, e-refill, proof of delivery tracking, drug management reports, and real-time validation of Part D coverability. Additionally, Omnicare’s investments in automation have resulted in greater accuracy, speed and consistency of service and freed up resources and time for the people who serve customers face-to-face. Finally, through the use of a proprietary document imaging system, Omnicare has simplified the order entry process, resulting in significantly improved turnaround times. Taken together, Omnicare’s sophisticated technology and systems can greatly enhance PharMerica’s current service levels while also reducing costs.

•

Formulary Management. Omnicare’s Clinical Intervention Centers, which provide clinically appropriate and financially cost-effective, patient-specific medication therapy and other formulary management initiatives, are expected to help customers of the combined company identify and reduce drug costs.

•

Purchasing Ability and Speed to Market with Generics. The combined company’s purchasing ability is expected to provide cost savings to customers of the combined company, especially with regard to generics, and will allow them to benefit from the coming wave of brand drug patent expirations. Omnicare’s ability to convert over 95% of a brand product to its generic equivalent in a matter of a few weeks provides almost immediate cost savings to its customers.

Omnicare noted that its Board unanimously supports this proposal. The proposal is not subject to any financing contingencies.

The proposal is subject to confirmatory due diligence and the negotiation of definitive documentation. With regard to regulatory approvals, the institutional pharmacy business is competitive and will remain so after the transaction. The Federal Trade Commission has already examined this industry, noted the numerous players and explained how relatively easy entry and other market conditions facilitate competition. Omnicare would not pursue a transaction unless it believed it could close expeditiously.

Goldman, Sachs & Co. is acting as financial advisor to Omnicare and Dewey & LeBoeuf LLP and Axinn, Veltrop & Harkrider LLP are acting as legal counsel.

Omnicare has delivered its proposal to PharMerica’s Board of Directors. Below is the text of the letter that was sent today to PharMerica’s Board of Directors:

The Board of Directors of PharMerica Corporation

c/o Gregory S. Weishar, Chief Executive Officer and Director

PharMerica Corporation

1901 Campus Place

Louisville, KY 40299

Ladies and Gentlemen:

As conveyed to you in my letter dated July 19, 2011, the Board of Directors of Omnicare, Inc. (“Omnicare”) has authorized me to propose that Omnicare acquire PharMerica Corporation (“PharMerica”) in a negotiated transaction in which PharMerica’s stockholders would receive $15.00 in cash per share of PharMerica common stock.

We have considered exploring a combination with PharMerica for some time and have intensified our analysis of such a transaction since your CEO approached me and proposed such a transaction on April 19, 2011. Since that time, I have spoken to your CEO several times and have sent him letters dated July 8, 2011 and July 19, 2011 to express our interest in a potential business combination with PharMerica. We are surprised that you have repeatedly declined our efforts to engage in good faith negotiations regarding a possible value-creating transaction between our companies, as it is our understanding that you are exploring strategic alternatives. Our goal remains to work with you to agree to a negotiated transaction. However, due to your unwillingness to engage in discussions and the unique opportunity our proposal presents for your stockholders to realize the full value of their shares, we are compelled to disclose this proposal to your stockholders.

As I have indicated several times, we strongly believe that there are clear and compelling advantages to both Omnicare and PharMerica from a combination of our two companies and that such a transaction would be extremely beneficial to your stockholders. At $15.00 per share, our proposal represents a premium of 37.2% over your closing stock price on August 22, 2011 and 25.9% over the average closing price for the one-month period ended August 22, 2011. We also believe that bringing our two companies together would benefit your employees, customers and other constituencies through, among other things, the enhanced scale, operational efficiencies and broader array of service offerings.

This proposal is based solely upon our review of publicly available information regarding PharMerica. It is, therefore, subject to confirmatory due diligence and the negotiation of definitive documentation. Additionally, this proposal is not subject to any financing contingencies.

We believe that we will be able to expeditiously close the proposed transaction. We and our legal advisors have tried repeatedly to engage in a constructive dialogue with you and your legal advisors regarding the proposed transaction. Unfortunately, you have been unwilling to afford us with a meaningful opportunity to demonstrate to you the basis for such belief.

I want to re-emphasize to you our seriousness about this proposal. We are committed to a combination of our respective companies and believe it would offer an excellent opportunity to your stockholders to realize the full value of their shares to an extent not likely to be available in the market place or in other business combination opportunities. We firmly believe, and trust that you will agree, that it is in the best interest of your stockholders to provide us with the requested due diligence opportunity and commence negotiations.

As stated previously, we are prepared to devote all necessary resources to the completion of due diligence, the negotiation and execution of definitive documentation and the consummation of a transaction in an expeditious manner. We have retained Goldman, Sachs & Co. as our financial advisor and Dewey & LeBoeuf LLP and Axinn, Veltrop & Harkrider LLP as our legal advisors to assist us.

Our strong preference is to work with PharMerica to negotiate a mutually acceptable transaction. We and our advisors are prepared to meet with you and your advisors to discuss all aspects of our proposal. However, if you continue to refuse to engage in meaningful negotiations, we are prepared to submit our proposal directly to your stockholders.

We urge you to reconsider our proposal. We look forward to hearing from you promptly.

Sincerely,

/s/ John Figueroa

John Figueroa Chief Executive Officer

Conference Call and Webcast

Omnicare will hold a conference call with management to discuss this strategic opportunity today, August 23, 2011, at 8:30 a.m. ET. A live webcast of the conference call will be accessible from the Investor Relations section of Omnicare’s website at http://ir.Omnicare.com. An archived replay will be made available on the website following the conclusion of the conference call.

About Omnicare

Omnicare, Inc., a Fortune 400 company based in Covington, Kentucky, provides comprehensive pharmaceutical services to patients and providers across North America. As the market-leader in professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other chronic care institutions, Omnicare leverages its unparalleled clinical insight into the geriatric market along with some of the industry’s most innovative technological capabilities to the benefit of its long-term care customers. Omnicare also provides key commercialization services for the bio-pharmaceutical industry and end-of-life disease management through its Specialty Care Group. For more information, visit www.omnicare.com.

Forward-looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements.” These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including, but not limited to, statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. These risks and uncertainties include, but are not limited to, the possibility that Omnicare will not pursue a transaction with PharMerica, the timing to consummate a potential transaction between Omnicare and PharMerica, the ability and timing to obtain required regulatory approvals, Omnicare’s ability to realize the synergies contemplated by a potential transaction, Omnicare’s ability to promptly and effectively integrate the businesses of PharMerica and Omnicare, the performance of Omnicare’s institutional pharmacy business, business conditions in the institutional pharmacy industry generally, the inability to expand geographically as anticipated, the inability to leverage services and capabilities among Omnicare’s network of institutional pharmacies as anticipated, the effectiveness of Omnicare’s strategy in the institutional pharmacy business, the ability of the PharMerica acquisition to strengthen relationships with pharmaceutical and biotechnology companies and the risks and uncertainties described in Omnicare’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, Omnicare’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of PharMerica Corporation (“PharMerica”) has commenced at this time. In connection with the proposed transaction, Omnicare, Inc. (“Omnicare”) may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to stockholders of PharMerica. INVESTORS AND SECURITY HOLDERS OF PHARMERICA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders of PharMerica will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Omnicare through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Omnicare, Inc., 100 East RiverCenter Boulevard, Suite 1600, Covington, Kentucky 41011.

# # #

Contacts:

Omnicare

Patrick C. Lee

(859) 392-3444

patrick.lee@omnicare.com

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jamie Moser

(212) 355-4449

abrimmer@joelefrank.com

jmoser@joelefrank.com